Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ChannelAdvisor Corporation 2001 Stock Plan, as amended, and 2013 Equity Incentive Plan of our reports dated March 5, 2013 (except the third paragraph in Note 15, as to which the date is May 9, 2013), with respect to the consolidated financial statements and schedule of ChannelAdvisor Corporation included in its Registration Statement (Form S-1 No. 333-187865) and related final Prospectus dated May 22, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 28, 2013